EXHIBIT 99.1


                                  NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

                              FOR IMMEDIATE RELEASE

                   STAGE STORES, INC. BOARD ADOPTS RIGHTS PLAN

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HOUSTON, TX, November 3, 1998 -- Stage Stores, Inc. (NYSE: SGE) announced today that its Board of Directors has adopted a Stockholder Rights Plan designed to protect Company stockholders in the event of takeover activity that would deny them the full value of their investment.

Terms of the Plan provide for a dividend distribution of one right for each share of Common Stock of the Company to holders of record at the close of business on November 13, 1998. The rights will become exercisable only in the event, with certain exceptions, a person or group of affiliated or associated persons accumulates 15 percent or more of the Company's voting stock, or if a person or group announces an offer to acquire 15 percent or more. The rights will expire on November 10, 2008. Each right will entitle the holder to buy one one-hundred thousandth of a share of a new series of preferred stock at a price of $60. In addition, upon the occurrence of certain events, holders of the rights would be entitled to purchase either Company stock or shares in an "acquiring entity" at half of market value. Further, at any time after a person or group acquires 15 percent or more (but less than 50 percent) of the Company's outstanding voting stock, the Board of Directors may, at its option, exchange part or all of the Rights (other than Rights held by the acquiring person or group, which would become void) for shares of the Company's common stock on a one-for-one basis.

The Company generally will be entitled to redeem the rights at $0.01 per right at any time until the tenth day following the acquisition of a 15 percent position in its voting stock.

Commenting on the Rights Plan, Carl Tooker, Chairman, President and Chief Executive Officer, said " The Board of Directors is not aware of any effort, hostile or otherwise, to acquire control of the Company. The Board believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of stockholders. The Rights Plan seeks to ensure that stockholders realize the long-term value of their investment.

"The Rights Plan is not intended to prevent a takeover of the Company on terms beneficial to its stockholders and, in fact, will not do so. However, it should deter an attempt to acquire the Company in a manner or on terms that the Board determines not to be in the best interests of its stockholders. The Rights Plan should encourage anyone seeking to acquire the Company to treat all stockholders equally and to negotiate with the Board prior to a takeover attempt."

Stage Stores, Inc. brings nationally recognized brand name family apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the central United States. The company operated 671 stores in 33 states at the end of the third quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.

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